UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12

ANSWERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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This filing consists of an article published on Sunday, February 6, 2011 in The Jerusalem Post.

J’lem-based Answers Corp. unfazed by shareholders’ revolt
By SHARON WROBEL
06/02/2011
Some investors disgruntled over buyout deal.

Answers Corp., owner of the Jerusalem-based Q&A website operator www.answers.com, is not concerned that disgruntled shareholders might topple the proposed buyout by private equity firm Summit Partners for $127 million in cash.

Since the announcement on Thursday, an unknown number of the company’s shareholders have over the weekend expressed dissatisfaction with the low price tag of the deal, which was unanimously approved by the board of directors.

“The management is very happy with the price of the deal,” said Caleb Chill, general council [sic] at Answers Corp. in an interview with The Jerusalem Post from the company’s Jerusalem office on Sunday.

“There is a lot of chatter and noise but no action. We are talking here about a few vocal shareholders but we haven’t seen an announcement of a group of shareholders forming against the deal.”

Chill said that on Monday the company will file a report to the US Securities and Exchange Commission detailing key terms of the merger agreement, date of closure and other terms and conditions. Over the next couple of weeks, the company is preparing the proxy statement, which will be sent to shareholders and include more information on the buyer and the background that led to the transactions.

Under the proposed buyout deal announced on Thursday, AFCV Holdings, LLC, a portfolio company of the private equity firm Summit Partners, will acquire all outstanding shares of Answers.com common stock, Series A convertible preferred stock and Series B convertible preferred stock.

Under the terms of the agreement, Answers.com common stock shareholders will receive $10.50 in cash for each outstanding share of common stock they own. The holders of Series A and Series B convertible preferred stock will also be entitled to receive cash consideration based on the number of the common stock into which those shares are convertible at the time of the merger.

“Based on prior share prices, and other factors, the firms believe that the acquisition price may not be fair for Answers Corp. shareholders, and we are investigating the merger to ensure that the shareholders obtain the maximum value for their shares in this private-equity buyout,” said shareholder rights attorney Willie Briscoe in a statement over the weekend.

The investigation relates to the “fairness” of the proposed transaction to Answers Corp. shareholders, possible breaches of fiduciary duty and other violations by the board of directors of Answers Corp. done while approving this transaction. Shareholders are questioning whether Answers Corp.’s board of directors shopped around adequately to get the best possible price and thus acted in their best interests.

In particular, the acquisition price, shareholders complain, is only an approximate 18% premium over Answers Corp.’s closing price the day before the announcement was made on Thursday, while the company’s stock price has increased nearly 50% over the past few months.

“This is a great outcome for our shareholders,” said Bob Rosenschein, founder, chairman and CEO of Answers Corp. on Thursday. “After an exciting six years as a public company, we are very pleased to achieve considerable value for our investors. The acquisition price of $10.50 per share represents a significant cash premium of approximately 33% over our 90-day volume-weighted average closing stock price.”

Rosenschein added that the agreement is also a positive for community members.

“The integrity and commitment of our company to our products remain unchanged, as we continue our mission of creating the ultimate destination for answers,” he said.

Answers Corp. expects the deal to close in the second quarter of 2011, subject to the satisfaction of customary closing conditions, including the approval of Answers.com shareholders and receipt of regulatory clearance.

Developed in Israel, www.answers.com is a community- generated social knowledge Q&A platform that leverages wiki-based technologies and employs 92 workers worldwide, of whom around 70 are based in Israel. Chill could not comment at this point on whether the company’s development center will remain in Israel.

The company, which was founded in 1998, went public on the Nasdaq in 2004 at a price of $5. Answers.com is integrated with social sites like Facebook and Twitter so members can easily share interesting questions and answers with their personal network online.

In November, Answers.com announced that its user-generated database has reached more than 10 million answers to date. The site currently has more than 5.5 million registered members, up from 5 million registered members in June 2010.

Globally, Answers.com ranked at number 35, with 78.5 million unique visitors worldwide.

On Deloitte’s ranking of the 500 fastest-growing technology, media, telecommunications, life sciences and clean technology companies in North America, the site also came in as the 10th-fastest growing company in the Internet industry on the list. Rankings are based on percentage of fiscal year revenue growth during the period from 2005 to 2009. The site grew its revenues 910% during this period.

UBS Investment Bank is acting as exclusive financial advisor and Kramer, Levin, Naftalis & Frankel, LLC as legal advisor to Answers.com. Jefferies & Company, Inc. is serving as financial advisor and Wilson Sonsini Goodrich & Rosati, Professional Corporation as legal advisor to AFCV Holdings.

[END OF ARTICLE]

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Additional Information and Where to Find It

Answers Corporation (“Answers.com”) intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the merger described in the article referenced above. The definitive proxy statement will be sent or given to the stockholders of Answers.com. Before making any voting or investment decision with respect to the merger, stockholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Answers.com with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Answers.com’ website at http://ir.answers.com/sec.cfm. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting The Blueshirt Group at (212) 551-1453.

Participants in the Solicitation

Answers.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Answers.com in connection with the merger. Information about the directors and executive officers of Answers.com is set forth in its proxy statement on Schedule 14A filed with the SEC on July 27, 2010 and Answers.com’s Annual Report on Form 10-K filed on March 8, 2010 and subsequent amendments. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Answers.com intends to file with the SEC.

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